ATLAS, PEARLMAN, TROP & BORKSON, P.A.


                         M E M O R A N D U M


  TO:     RONALD A. CASS

FROM:     CHARLES B. PEARLMAN

DATE:     APRIL 3, 1995

  RE:     AGREEMENTS FOR WARREN MARMORSTEIN

     On Thursday, March 30, 1995, I drafted and delivered a Modification Agreement to you, together with a promissory note concerning Warren Marmorstein. I believe that the documents are in proper order, and while I did not attend certain Board of Director meetings, such documents conform to minutes which were delivered to me with regard to the Board of Director's authorization concern Marmorstein's severance arrangements. In conclusion, I believe the documents I drafted and delivered to you may be executed.

     You should note that Marmorstein was represented by counsel who reviewed the documents on behalf of Marmorstein.

     Should you have any questions or comments, please do not hesitate to call. Thank you.

                          MODIFICATION AGREEMENT


     This Modification Agreement (the "Agreement") dated March 31, 1995 is entered into by and between Warren A. Marmorstein ("Marmorstein"), an individual residing at 12749 N.W. 18th Manor, Coral Springs, Florida 33071 and Hospital Staffing Services, Inc., a Florida corporation ("HSSI") whose principal office is located at 6245 North Federal Highway, Suite 400, Fort Lauderdale, Florida 33308.

     WHEREAS, Marmorstein and HSSI have previously entered into a Termination and Benefits Agreement dated November 1, 1993 (the "Benefits Agreement"); and

     WHEREAS, certain issues have been raised by the parties with respect to the Benefits Agreement; and

     WHEREAS, the parties acknowledge that as of the date hereof Marmorstein has not engaged in any conduct which would provide for termination with cause as defined in the Benefits Agreement; and

     WHEREAS, in consideration of the foregoing, the parties have agreed to resolve all of such issues as more fully set forth herein.

     NOW, THEREFORE, the parties hereto agree as follows:

SECTION 1.  TERMINATION DATE.

     The parties acknowledge that Marmorstein shall be terminated as an officer of HSSI and employee of HSSI as of May 1, 1995 (the "Termination Date"). Marmorstein shall continue to receive from HSSI all salary, compensation and benefits currently being received by him through the Termination Date.

SECTION 2.  INDEMNITY AND ADVANCEMENTS.

     As set forth more fully in the Unanimous Written Consents of the Board of Directors of HSSI dated March 31, 1993 and May 16, 1994, Marmorstein shall be entitled to indemnity and advancements of legal fees by the Company. Marmorstein shall also be entitled to participate in the Indemnification Fund, created by the Board of Directors pursuant to its meeting dated October 29, 1994 if and when funded. The indemnity to be provided herein shall be made to the fullest extent permitted by Florida law and the corporate resolutions and undertakings made prior to the date hereof and shall include but shall not be limited to the Medicare investigation, SEC investigation and any and all past or future matters involving investigations or inquiries by any regulatory agency.

SECTION 3.  BENEFITS AGREEMENT.

          (a) Sections 1, 2 and 7(a) of the Benefits Agreement are terminated as of the date hereof and shall hereafter be deemed null and void and of no effect whatsoever.

          (b) The provisions of Section 3, 4, 5 and 6 of the Benefits Agreement shall remain in full force and effect; provided however that Section 4 shall be amended to provide that the non-competition period shall be for one year from the date of termination (the "Term") and shall be amended to provide that the restricted area shall be limited to any county in the United States where HSSI or any of its subsidiaries are engaged in the homecare business as may be conducted by HSSI or any of its subsidiaries as of the date of this Agreement; provided however that if, during the Term, HSSI or any of its subsidiaries are no longer engaged in the homecare business within a previously restricted area, for purposes of this Section, that restricted area is waived.

SECTION 4.  SEVERANCE OBLIGATION.

     In  lieu  of the  compensation  to be  provided  pursuant  to the  Benefits
Agreement, HSSI as its unconditional severance obligation shall pay to Marmorstein, $630,000. This obligation is evidenced in the accompanying Promissory Note of Exhibit A attached hereto (the "Promissory Note"), dated March 31, 1995 which is an integral part of this Agreement. In the event of his death, Marmorstein's dependents or estate, as applicable, will be the beneficiary of HSSI's severance obligation to Marmorstein.

SECTION 5.  STOCK OPTIONS.

     Marmorstein  and  HSSI   acknowledge   that  as  of  the  Termination  Date
Marmorstein will hold stock options as follows:

          (a) Options granted on November 28, 1990, 50,000 shares exercisable at $3.00 per share (the "1990 Options").

          (b) Options granted on October 6, 1993 for 50,000 shares exercisable at $3.00 per share (the "1993 Options").

     The parties further agree:

          (a) the 1990 Options, all of which have previously vested, shall expire November 28, 1997, representing a modification to the underlying stock option agreement pertaining to such options, which provides for an expiration date of 90 days subsequent to employee termination;

          (b) The 1993 Options, which vesting shall accelerate as to the unvested portion of 16,667 shares to the date of this Agreement, will expire as follows:

          16,667 on October 6, 1998
          16,667 on October 6, 1999
          16,667 on October 6, 2000

representing a modification to the underlying stock option agreement pertaining to such options, which provides for a vesting date of October 6, 1995 as to 16,667 shares, and for an expiration date of 90 days subsequent to employee termination.


SECTION 6.  ENTIRE AGREEMENT.

     This Agreement together with the Benefits Agreement constitutes the entire understanding between the parties hereto and may not be terminated, except in accordance with its terms, or amended, except in a prior writing executed by the parties hereto.

SECTION 7.   NOTICES.

     All notices, requests, demands, declarations, and other communication required or permitted to be given hereunder shall be in writing and shall be given and deemed to have been duly given, if delivered in person, given by prepaid telegram or mailed first class, postage prepaid, registered or certified mail, or delivered to an independent local or overnight courier directed to the respective addresses set forth below or to such other address as may be directed by any party in written notice to the other party;

     If to HSSI:         6245 N. Federal Highway, Suite 400
                         Fort Lauderdale, Florida   33308
                         Attention:  Ronald A. Cass
                           Chief Executive Officer

     With a copy to:     Atlas, Pearlman, Trop & Borkson, P.A.
                         200 E. Las Olas, Blvd., Suite 1900
                         Fort Lauderdale, Florida  33301
                         Attention:  Charles B. Pearlman, Esq.

     If to Marmorstein:  12749 N.W. 18th Manor
                         Coral Springs, FL  33071

     With a copy to:     Gary Lipson, Esq.
                         914 Matanzas Avenue
                         Coral Gables, FL  33146

SECTION 8.  AUTHORIZATION.

     This Agreement and the execution thereof by Ronald Cass on behalf of HSSI has been authorized by HSSI pursuant to a Unanimous Consent of the Board of Directors on February 1, 1995, as amended on March 13, 1995.

SECTION 9.  MISCELLANEOUS PROVISIONS .

     1. The obligations of HSSI and Marmorstein are absolute and unconditional, except as may be otherwise provided for herein and therein, and independent.

     2. This Agreement shall be construed within the fair meaning of each of its terms and not against the party drafting the document.

     3. HSSI and Marmorstein will execute all documents as may be necessary to assign to Marmorstein the split dollar life insurance policy and disability policy currently in place on his behalf. Upon so doing, Marmorstein shall be entitled to continue such policies at his own cost and expense. HSSI shall be entitled to all premiums it has paid on the split dollar life insurance policy to the extent of the cash surrender value of that policy as of the Termination Date.

     4. Any and all press releases or similar information released into the public domain, as well as Marmorstein's personnel file, shall describe the reason for Marmorstein's termination from the Company as a resignation and his performance as satisfactory.

SECTION 10.  REPRESENTATION AND WARRANTY OF HSSI.

     In order to induce Marmorstein to enter into this Agreement, HSSI hereby represents and warrants to Marmorstein that the execution, delivery and performance by HSSI of the Benefits Agreement, this Agreement and the Promissory Note have all been duly authorized by all necessary corporate action of HSSI.
Each of the Benefits Agreement, this Agreement and the Promissory Note constitutes the valid and binding obligation of HSSI and its successor(s) and is enforceable against HSSI and its successor(s) in accordance with its respective terms.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                              HOSPITAL STAFFING SERVICES, INC.,
                              a Florida corporation

\s\ Dorothy R. Zoghby          By:  \s\ Ronald A. Cass
- - ----------------------             -------------------------
Witness                            Ronald A. Cass,
                                   Chief Executive Officer

\s\ Suzanne E. Sierra
- - ----------------------
Witness                       \s\ Warren A. Marmorstein
                                  -------------------------
                                  Warren A. Marmorstein

                               CONFIDENTIAL
                            M E M O R A N D U M


                        VIA FEDERAL EXPRESS
TO:   Bill McConnell
      Rod Dickinson
      Hector Ziperovich

FROM: Ron Cass

DATE: March 30, 1995

RE:   Marmorstein Severance Agreement


Warren has accepted the Board of Directors' terms with regard to the severance arrangement upon his termination as such terms were stated by the Board of Directors by resolution at its February 1, 1995 Board of Directors meeting, as amended on March 13, 1995. More specifically, Warren has accepted the Board's requirement that the severance offer made to him be conditioned upon his acceptance of a 24 month installment payment without interest.

At this time, Warren has agreed to sever his employment relationship with the Company pursuant to the agreed upon terms. In this regard, attached hereto, is a Modification Agreement which cites the agreed upon terms for Warren's severance and which supersedes, in part, the original Termination and Benefits Agreement between he and the Company dated November 1, 1993. Warren's termination date will be effective May 1, 1995 at which time his responsibilities to the Company's fiscal year 1995 second quarter's 10-Q will be completed.

Charlie Pearlman has prepared the attached documents on behalf of the Company. The terms therein are identical to the terms authorized by the Board of Directors and is also consistent with the minutes of the Board of Directors meetings held on the above two dates as well as the Company's 1994 10-K disclosure. Please evidence your agreement for my execution of the attached documents on behalf of the Company by signing below and returning this by facsimile (305-771-0899) to my attention no later than 3:00 o'clock p.m. tomorrow, Friday, March 31, 1995. Thank you.

Agreed to by:



\s\ William F. McConnell        \s\ Hector Luis Ziperovic
    --------------------            ----------------------------
    William F. McConnell            Hector Luis Ziperovich, M.D.


\s\ Roderick C. Dickinson        \s\ Ronald A. Cass
    ----------------------           -------------------------
    Roderick C. Dickinson            Ronald A. Cass

Attachments
cc:   Charlie Pearlman (via facsimile)
      Warren Marmorstein (by hand)

                    TERMINATION AND BENEFITS AGREEMENT

 TERMINATION AND BENEFITS AGREEMENT, dated November 1, 1993 (the "Agreement") by and between WARREN MARMORSTEIN ("Employee"), an individual residing at 12749 N.
W. 18 Manor, Coral Springs, Florida, and HOSPITAL STAFFING SERVICES, INC., a Florida corporation ("HSSI" or "Employer"), whose principal office is located at 6245 N. Federal Highway, Suite 500, Ft. Lauderdale, FL 33308.

 WHEREAS, Employee is hereby employed at will by HSSI as Senior Vice President; and

 WHEREAS, in consideration of Employee's continued employment by HSSI, Employee and HSSI desire to protect Employee's compensation and benefits package to the extent as more fully set forth herein.

 NOW, THEREFORE, the parties hereto agree as follows:

SECTION 1. TERMINATION OF EMPLOYMENT AND CHANGE OF CONTROL

 (a) Employee may be terminated with or without cause; however, in the event that Employee is terminated without cause, subject to Employee's compliance with the provisions of Sections 3 and 4 hereof, he shall be entitled to continue to receive each and every one of the benefits of an employee of HSSI and additionally each of the benefits or compensation granted specifically to Employee by the Board of Directors as such compensation, including bonuses, and benefits exist at the time of his termination for a period of two (2) years from the date of such termination without cause (or one (1) year if the Employee voluntarily terminates his employment (except in either case for annual salary increases); provided, however, that during such one (1) year period following the voluntary cessation of employment the Employee shall provide not more than twenty-five (25) hours of consulting services per month on an "as requested" basis). In the event that Employee is terminated with cause, then the period for which Employee shall be entitled to receive such benefits or compensation as set forth above shall be one (1) year, subject to Employee's compliance with the provisions of Sections 3 and 4 hereof. Each of the events of termination referred to herein, i.e., without cause or with cause, shall be referred to for the purposes of this Agreement as an event of "Termination". Moreover, for the purposes hereof, a decrease in Employee's annual salary of more than 10% or any material change of his job responsibilities or duties shall, at the election of Employee, be deemed a termination without cause.

 (b) For purposes of this Agreement, "cause" shall be defined as (i) the commission or participation by Employee in an injurious act of fraud or dishonesty against HSSI, (ii) the commission or participation by Employee in any other injurious act or omission wantonly, willfully, recklessly or in a manner which was grossly negligent against HSSI, and (iii) engaging in a criminal enterprise involving moral turpitude.

SECTION 2. OPTIONS

 In the event of the Employee's Termination or in the event of a Change in Control, any and all options granted to Employee shall be deemed to be immediately and fully vested regardless of any other or conflicting vesting schedule attached to those options, whether by written agreement or otherwise. In addition, and in the event of a Change of Control, the Employee shall receive 10,000 fully-vested shares of HSSI's common stock for no additional consideration. For purposes of this Agreement, "Change of Control" shall mean an event pursuant to which any person or entity acquires twenty (20%) percent or more of the outstanding shares of HSSI.

SECTION 3. CONFIDENTIALITY OF SPECIFIC TRADE SECRETS

 Employee acknowledges that, in and as a result of his employment hereunder, he will be making use of, acquiring and/or adding to Specific Trade Secrets developed by Employer and of a special and unique nature and value to Employer, including, but not limited to, the nature and material terms of business opportunities and proposals available to Employer, Employer's methods, systems and research, the names and addresses of its clients and staffing personnel, prices charged and paid by Employer or its clients, technical memoranda, research reports, employment specifications, record cards, client records and files, staffing personnel records and files, services, operating procedures, charts, ledgers, accounts receivable ledgers, methods and systems, accounts payable ledgers, records of amounts received from clients, financial records of the Employer and of clients, any and all insurance records of Employer, and other information, data, and documents now existing or later acquired by Employee or Employer, regardless of whether any such information, data, or documents, qualify as a "trade secret" under applicable Federal or State law (collectively, the "Specific Trade Secrets"). As a material inducement to Employer to enter into this Agreement, and to pay to Employee the compensation and benefits referred to in Sections 1 and 2 hereof, Employee covenants and agrees that he shall not at any time during the Term or following any termination thereof, directly or indirectly, divulge or disclose or use for any purpose whatsoever (except for the sole and exclusive benefit of Employer), any Specific Trade Secrets which has been obtained by or disclosed to him as a result of his employment with Employer. In accordance with the foregoing, the Employee further agrees that he will at no time retain or remove from the premises of the Employer records of any kind or description whatsoever for any purpose whatsoever unless authorized by Employer, and will return all of the foregoing to Employer upon Employer's request or any termination of his employment.

SECTION 4. NON-COMPETITION

 (a) As a material inducement to Employer to enter into this Employment Agreement and to pay to Employee the compensation and benefits referred to in Sections 1 and 2 hereof, Employee agrees that he will not, during the term hereof and for a period which is the same as the relevant compensation period set forth in Section 1(a) above after termination, for any reason (i) engage in any business relating directly or indirectly to the business of Employer described in the preliminary statements hereof (the "Activities"), anywhere within the United States or throughout the world; (ii) become associated as manager, supervisor, employee, officer, director, consultant, advisor, stockholder or participating in the management or direction of a company, or otherwise with any person, corporation, or entity engaging in any activity competitive with the Activities anywhere in the world; (iii) otherwise engage in any activities for any person, corporation, or entity other than Employer competitive with the Activities anywhere in the world; (iv) divert, solicit or take away any client or clients of Employer, or any employee of Employer, specifically including the "travelling"staffing personnel of Employer, for the purposes of engaging in any activities competitive with the Activities anywhere in the world for himself or for any other person, corporation, or entity other than Employer; or (v) attempt to convert to other methods of using same or similar services as provided by Employer or any of Employer's staffing personnel, anywhere in the world any client or staffing person with which Employee has had any contact as a result of his employment by Employer hereunder.

 (b) Employee acknowledges that the occurrence of any of the events and or activities set forth in Section 4 (a) (i) - (v) are events or activities that will by their very nature result in, whether or not intentional, the disclosure or use of Employer's Specific Trade Secrets that are or have been obtained by or disclosed to Employee as a result of his employment with Employer and that the disclosure or use of Employer's Specific Trade Secrets will result in irreparable injury to Employer which irreparable injury cannot adequately be compensated by damages in an action at law.

 (c) Employee covenants and agrees that he shall offer to Employer any business opportunities which shall become available to him as a result of his employment by Employer.

 (d) Employee covenants and agrees that if he shall violate any of his covenants or agreements provided for pursuant to this Section, Employer, in addition to the equitable relief provided for in Section 5 hereof, shall be entitled to an accounting and repayment of all profits, compensation, commissions, remuneration, or benefits which Employee, directly or indirectly, has realized and/or may realize as a result of, growing out of, or in connection with any such violation.

SECTION 5. EQUITABLE RELIEF

 In the event of a breach or threatened breach by the Employee of any of the provisions of Sections 3 or 4, Employer, in addition to and not in limitation of any other rights, remedies, or damages available to Employer at law or in equity, shall be entitled to a permanent injunction in order to prevent or to restrain any such breach by Employee or by Employee's partners, agents, representatives, servants, employers, employees and/or any and all persons directly or indirectly acting for or with him.

SECTION 6. REASONABLENESS OF RESTRICTIONS

 (a) Employee has carefully read and considered the provisions of Sections 3, 4 and 5 hereof, and having done so with a recognition that the business of Employer is international in nature, agrees that the restriction set forth in such Sections (including, but not limited to, the time period of restriction and the geographical areas of restriction set forth in Section 4 hereof) are fair and reasonable and are reasonably required for the protection of the interests of the Employer, its officers, directors, and other employees.

 (b) In the event that, notwithstanding the foregoing, any of the provisions of Sections 3, 4 and 5 shall be held to be invalid or unenforceable, the remaining provisions thereof shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable parts had not been included therein. In the event that any provision of Section 4 hereof relating to time period and/or areas of restriction shall be declared by a court of competent jurisdiction to exceed the maximum time period or areas such court deems reasonable and enforceable , said time period and/or areas of restriction shall be deemed to become, and thereafter be, the maximum time period and/or area which such court deems reasonable and enforceable.

SECTION 7. MISCELLANEOUS PROVISIONS

 (a) ARBITRATION. Any dispute arising under this Agreement shall be submitted to arbitration at the request of either party. Any such arbitration shall be conducted under the rules and auspices of the American Arbitration Association in Fort Lauderdale, Florida. However, in the event of a breach or a threatened breach by Employee of his obligations of confidentiality and non-competition of Sections 3 and 4 hereof, HSSI may petition the appropriate court for injunctive relief without first submitting the dispute to arbitration.

 (b) AGREEMENT TERMS CONFIDENTIAL. The parties agree that they will not voluntarily publish, publicly disclose or disclose in a manner which will reasonably lead to publication of, the terms or provisions of this Agreement, including specifically those relating to compensation.

 (c) REPLACEMENT AGREEMENT. This Termination and Benefits Agreement hereby replaces any and all previous, employment agreements between Employee and HSSI.

 (d) NOTICES. Unless otherwise specifically provided herein, all notices to be given hereunder shall be in writing and sent to the parties by certified mail, return receipt requested, at their respective addresses set forth herein.

 (e) COMPLETENESS AND MODIFICATION. This Agreement constitutes the entire understanding between the parties hereto and shall not be terminated, except in accordance with its terms, or amended, except in a writing executed by the parties hereto.

 (f) SEVERABILITY. The invalidity or unenforceability, in whole or in part, of any covenant, promise or undertaking, or any section, subsection, paragraph, sentence, clause, phrase or word, or of any whole provision of this Agreement, shall not affect the validity or enforceability of the remaining portions thereof.

 (g) CONSTRUCTION. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida.

 (h) BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the heirs, personal representatives, administrators, successors and assigns of each of the parties hereto.

 (i) LITIGATION-ATTORNEY'S FEES. In connection with any litigation arising out of the enforcement of this Agreement, or for its interpretation, the prevailing party shall be entitled to recover its costs, including reasonable attorneys' fees, from the other party hereto if such party was an adverse party to such litigation.

 (j) REMEDIES CUMULATIVE. The remedies provided for herein shall each be in addition to and not in limitation of the other remedies provided for herein, including any injunctive relief or other equitable relief or damages, to which HSSI may be entitled to at law or in equity or under this Agreement.

 IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year set forth in the first paragraph of this Agreement above.


               HOSPITAL STAFFING SERVICES, INC.
               a Florida Corporation


\s\ Mary Fannazzi        \s\ Ron Cass
- - -----------------        -------------------------
(As to Employer)         Ron Cass



\s\ Elaine Raffa         \s\ Warren Marmorstein
- - -----------------        -------------------------
(As to Employee)         Warren Marmorstein